                                                                     Exhibit 2.1

                      IN THE UNITED STATES BANKRUPTCY COURT
                       FOR THE SOUTHERN DISTRICT OF TEXAS
                                HOUSTON DIVISION

IN RE:                                 |
                                       |
SEVEN SEAS PETROLEUM, INC.             |                 CASE NO. 02-45206-H2-11
                                       |                            (CHAPTER 11)
    DEBTOR                             |





                              CHAPTER 11 TRUSTEE'S
                      SECOND AMENDED PLAN OF REORGANIZATION
                         FOR SEVEN SEAS PETROLEUM, INC.





Dated:   August 2, 2003                Randall A. Rios
Houston, Texas                         Thomas S. Henderson
                                       FLOYD, ISGUR, RIOS & WAHRLICH, P.C.
                                       700 Louisiana, Suite 4600
                                       Houston, Texas 77002-2732
                                       Telephone: (713) 222-1470
                                       Facsimile: (713) 222-1475

                                       ATTORNEYS FOR BEN B. FLOYD,
                                       CHAPTER 11 TRUSTEE
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      Ben B. Floyd, Trustee (the "Trustee"), as Chapter 11 Trustee for Seven
Seas Petroleum, Inc., the debtor in the above-referenced Chapter 11 case, proposes the following Second Amended Plan of Reorganization for the Debtor under Chapter 11 of the Bankruptcy Code.

                                   ARTICLE 1
                  DEFINITIONS, CONSTRUCTION, AND INTERPRETATION

      1.1. Definitions.

      The capitalized terms used herein shall have the respective meanings set forth below:

            a. "A&K" means Andrews & Kurth LLP, special litigation counsel to the Trustee.

            b. "Administrative Expense" means any cost or expense of administration of the Chapter 11 Case incurred on or before the Effective Date entitled to priority under Section 507(a)(1) and allowed under
      Section 503(b) of the Bankruptcy Code, including all allowances of compensation or reimbursement of expenses to the extent allowed by the Bankruptcy Court under the Bankruptcy Code.

            c. "Allowed" when used with respect to any Claim means (i) such Claim to the extent it is not a Contested Claim; (ii) such Claim to the extent allowed in the Plan; (iii) such Claim to the extent it may be set forth pursuant to any stipulation or agreement that has been approved by Final Order; or (iv) a Contested Claim, proof of which was filed timely with the Bankruptcy Court and (a) as to which no objection was filed by the Objection Deadline, unless such Claim is to be determined in a forum other than the Bankruptcy Court, in which case such Claim shall not become Allowed until determined by Final Order of such other forum and Allowed by Final Order of the Bankruptcy Court; or (b) as to which an objection was filed by the Objection Deadline, to the extent Allowed by Final Order.

            d. "Avoidance Actions" means any and all rights, claims and causes of action arising under any provision of chapter 5 of the Bankruptcy Code.

            e. "Ballot" means the Ballot to be used by creditors to cast their votes to accept or reject the Plan.

            f. "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended, and codified at title 11 of the United States Code.

            g. "Bankruptcy Court" means the Bankruptcy Court unit of the United States District Court for the Southern District of Texas, Houston Division, or such other court having jurisdiction over the Chapter 11 Case.

            h. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as prescribed by the United States Supreme Court pursuant to section 2075 of title 28 of the United States Code.

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            i. "Bar Date" means the final date for the filing of proofs of Claim set by the Bankruptcy Court or such other date as may apply to a particular Claim pursuant to a duly entered order of the Bankruptcy Court.

            j. "Business Day" means any day on which commercial banks are open for business in Houston, Texas.

            k. "Case" means the case commenced under Chapter 11 of the Bankruptcy Code on the Petition Date.

            l. "Cash" means legal tender of the United States of America or Cash equivalents.

            m. "Claim" shall have the meaning set out in section 101(5) of the Bankruptcy Code.

            n. "Chesapeake" means Chesapeake Energy Corporation.

            o. "Chesapeake Adversary" means the adversary proceeding filed by the Trustee in the Bankruptcy Court on March 31, 2003 against the Secured Lenders, the Secured Indenture Trustee and the Collateral Agent under Adv. No. 03-3532, and styled Ben B. Floyd, Chapter 11 Trustee for Seven Seas Petroleum, Inc. v. Chesapeake Energy Corp., et al.

            p. "Chesapeake Note" means the 12% Senior Secured Note due in 2004 in the stated principal amount of $22,500,000 purchased by Chesapeake from the Debtor pursuant to that certain Note Purchase and Loan Agreement dated as of July 9, 2001.

            q. "Claimant" or "Creditor" means the holder of a Claim.

            r. "Collateral" means any property of the Debtor subject to a valid and enforceable lien to secure the payment of a Claim.

            s. "Collateral Agent" means Chesapeake, in its capacity as collateral agent for the Secured Lenders under the Collateral Sharing and Agency Agreement.

            t. "Collateral Sharing and Agency Agreement" means that certain Collateral Sharing and Agency Agreement dated effective as of July 24, 2001 among Chesapeake, the Secured Indenture Trustee and the Collateral Agent, as amended from time to time.

            u. "Committee" means the Official Committee of Unsecured Creditors appointed by the office of the United States Trustee.

            v. "Confirmation Date" means the date on which the Clerk of the Bankruptcy Court enters the Confirmation Order.

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            w. "Confirmation Hearing" means the hearing held by the Bankruptcy
      Court pursuant to Section 1128 of the Bankruptcy Code, as it may be continued from time to time, on confirmation of the Plan.

            x. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan in accordance with Section 1129 of the Bankruptcy Code.

            y. "Contested," when used with respect to a Claim, means a Claim against the Debtor (i) that is listed in the Debtor's Schedules as disputed, contingent or unliquidated regardless of whether a proof of claim has been filed or not; (ii) that is listed in the Debtor's Schedules as undisputed, liquidated and not contingent and as to which a proof of Claim has been filed with the Bankruptcy Court, to the extent the proof of Claim amount exceeds the scheduled amount; (iii) that is not listed in the Debtor's Schedules, but as to which a proof of Claim has been filed with the Bankruptcy Court; or (iv) as to which an objection has been filed. Notwithstanding the foregoing, after the Objection Deadline, including any extensions thereto, only Claims to which an Objection has been filed shall be deemed Contested Claims with respect to claims for which a proof of claim has been filed.

            z. "Contingent Assets" means all recoveries by the Debtor or any of its Subsidiaries (other than the Initial Payment, Expense Savings, Contingent Expense Savings or Holdback Proceeds), including, without limitation, any tax refunds, any proceeds from the sale of tax losses or attributes, any proceeds from the sale, farmout or development of the Deep Rights, the Rosablanca property or any other oil and gas properties of the Debtor or the Subsidiaries after the Effective Date and any proceeds from Litigation Claims.

            aa. "Court" means the Bankruptcy Court.

            bb. "Debtor" means Seven Seas Petroleum, Inc., a Cayman Islands holding company.

            cc. "Deep Rights" means all rights of the Debtor or any of the Subsidiaries with respect to their interests, including working interests and rights under applicable operating agreements, in the Deep Dindal association agreement, including the Escuela 2 well.

            dd. "Disallowed," when used with respect to a Claim, means a Claim that has been disallowed by Final Order.

            ee. "Effective Date" means the first Business Day which is ten (10) days (calculated in accordance with Bankruptcy Rule 9006(a)) after the Confirmation Date on which the Confirmation Order is not stayed.

            ff. "Estate" means the bankruptcy estate of the Debtor within the meaning of Section 541 of the Bankruptcy Code.

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            gg. "Equity Interest" means the interest represented by an "equity security," as defined in Section 101 of the Bankruptcy Code, including all preferred, common stock and warrants to purchase common stock in the Debtor.

            hh. "Escuela 2" means the deep oil well drilled in the Deep Dindal prospect area of Colombia, South America, in which the Debtor, through the Subsidiaries, has a significant interest, which well is presently untested.

            ii. "Expense Savings" means all unexpended cash remaining on hand on the Effective Date after paying (or reserving for the full payment of) (i) the Initial Payment, (ii) the Holdback Proceeds, (iii) the actual expenses of the Debtor and the Case, including the post-confirmation administration of the Estate, (iv) the expenses of the Subsidiaries, and (v) the establishment of a contingency reserve in the amount of $350,000.

            jj. "Fee Application" means an application of a Professional Person under Sections 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Cases.

            kk. "Fee Claim" means a Claim under Sections 330 or 503 of the Bankruptcy Code for allowance of compensation and reimbursement of expenses in the Chapter 11 Case.

            ll. "Final Order" means an order or judgment which has not been reversed, stayed or superseded, modified, or amended and as to which (a) any appeal, other review or stay that has been filed has been finally determined or dismissed, or (b) the time for appeal has expired and no notice of appeal has been timely filed.

            mm. "GHK Colombia" means GHK Company Colombia, an Oklahoma corporation and one of the Debtor's Subsidiaries.

            nn. "Holdback Proceeds" means the funds in the amount of $3,090,389 recovered from the sale proceeds held back by Sipetrol from its purchase from the Debtor (and the Subsidiaries) of their respective interests in the shallow Guaduas Oil Field and the associated Guaduas-La Dorada Pipeline, all of which are located in Colombia, South America, which funds are to be distributed on the Effective Date to the Collateral Agent for the benefit of the Secured Lenders and the Plan Designees in accordance with the applicable Holdback Proceeds Sharing Ratios.

            oo. "Initial Payment" means the payment in the amount of $8,750,000.00 to be made to the Collateral Agent for the benefit of the Secured Lenders on the Effective Date.

            pp. "Involuntary Petition" means the involuntary petition under Chapter 7 of the Bankruptcy Code filed against the Debtor by certain unsecured creditors of the Debtor on the Petition Date.

            qq. "Leases" means all "leases" and "executory contracts" as such terms are used within Section 365 of the Bankruptcy Code to which the Debtor was a party as of the Petition Date.

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            rr. "Litigation Claims" means all claims or causes of action held by the Debtor and its Subsidiaries, including any Avoidance Actions.

            ss. "Operating Subsidiaries" means SSPC, Petrolinson and GHK
      Colombia.

            tt. "Order for Relief" means the order for relief under chapter 11 of the Bankruptcy Code, to which the Debtor consented on January 13, 2003.

            uu. "Petition Date" means December 20, 2002, the date the Involuntary Petition was filed against the Debtor.

            vv. "Petrolinson" means Petrolinson S.A., a Panamanian corporation, and one of the Debtor's Subsidiaries.

            ww. "Plan" or "Plan of Reorganization" means this First Amended Plan of Reorganization, either in its present form or as it may hereafter be altered, amended or modified from time to time.

            xx. "Plan Designees" means the holders of Allowed Administrative Claims, Allowed Priority Claims, Allowed Unsecured Claims and the holders of Equity Interests in the Debtor.

            yy. "Plan Documents" means the documents that aid in effectuating the Plan as specifically identified as such herein, which will be substantially in the form filed by the Debtor with the Bankruptcy Court prior to the conclusion of the hearing on approval of the Disclosure Statement.

            zz. Plan Rate: Seven percent (7%) annual interest rate, compounded annually on the first day of the month following the Effective Date if the interest payable to the holder of an Allowed Claim would be subject to federal taxation to such holder; and a five percent (5%) annual interest rate, compounded annually on the first day of the month following the Effective Date if the interest payable to the holder of an Allowed Claim would not be subject to federal taxation to such holder.

            aaa. "Priority Claim" means any Claim (other than an Administrative Expense) to the extent entitled to priority in payment under Section 507(a) of the Bankruptcy Code.

            bbb. "Priority Non-Tax Claim" means any Priority Claim accorded priority in right of payment under Section 507(a)(3), (4), (5), (6), (7) or (9) of the Bankruptcy Code.

            ccc. "Priority Tax Claim" means a Priority Claim of a governmental unit of the kind specified in Section 507(a)(8) of the Bankruptcy Code.

            ddd. "Professional Person" means a person retained or to be compensated pursuant to Section 327, 328, 330, 503(b) or 1103 of the Bankruptcy Code.

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            eee. "Pro Rata Share" means the proportion that the amount of an
      Allowed Claim in a particular class of Claims bears to the aggregate amount of all Claims in such class of Claims, including Contested Claims, but not including Disallowed Claims.

            fff. "Reorganized Debtor" means as of the Effective Date of the Plan, the Debtor as reorganized under the terms of this Plan.

            ggg. "Representatives" means any officer, director, financial advisor, attorney, law firm, accounting firm, financial advising firm, and other Professional Person.

            hhh. "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed by the Debtor as required by
      Section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, as such schedules and statements have been or may be supplemented or amended.

            iii. "Secured Claim" means a Claim secured by a lien on property of the Debtor, which lien is valid, perfected and enforceable under applicable law, is not subject to avoidance under the Bankruptcy Code or other applicable non-bankruptcy law and which is duly established in the Case, but only to the extent of the value of the Collateral that secures payment of such Claim; provided, however, the foregoing limitation on the amount of a Secured Claim to the value of the Collateral will in no event apply to any liens or Allowed Claims of the Secured Lenders.

            jjj. "Secured Indenture" means the Amended and Restated Indenture dated as of July 23, 2001 pursuant to which The Bank of New York Trust Company of Florida, N.A., as successor to U.S. Trust Company of Texas, N.A., serves as trustee for the holders of the Senior Notes.

            kkk. "Secured Indenture Trustee" means The Bank of New York Trust Company of Florida, N.A., as successor to U.S. Trust Company of Texas, N.A., as trustee for the holders of the Senior Notes, and U.S. Trust Company of Texas, N.A. as predecessor trustee for the holders of the Senior Notes.

            lll. "Secured Lenders" means (a) Chesapeake, as the holder of the Chesapeake Note, and (b) the holders of the Senior Notes.

            mmm. "Senior Notes" means the Debtor's 12% Senior Secured Series A Notes in the stated principal amount of $22,500,000.

            nnn. "Sipetrol" means Sociedad International Petrolera S.A., the international exploration and production subsidiary of the Chilean national oil company, the purchaser of certain interests from the Debtor and/or its Subsidiaries pursuant to an order of the Court entered on February 3, 2003.

            ooo. "Specified Percentage" shall have the meaning set forth in the Collateral Sharing and Agency Agreement.

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            ppp. "Stay Motion" means the Motion for Relief from Stay filed by the Collateral Agent on January 29, 2003, requesting that the Court grant relief from the automatic stay to allow the Collateral Agent and the Secured Lenders to pursue their rights and remedies with respect to the Collateral held by the Debtor's Estate.

            qqq. "SSPC" means Seven Seas Petroleum Colombia, Inc., a Cayman Island corporation and one of the Debtor's Subsidiaries.

            rrr. "Subsidiaries" means all subsidiaries of the Debtor, including the Operating Subsidiaries, Seven Seas Petroleum USA, Inc., a Delaware corporation and the employer of the Debtor's U.S. corporate employees, and a number of dormant corporate entities.1 sss. "Tax Liens" means any statutory liens securing any Allowed Priority Tax Claims.

            ttt. "Trustee" means Ben B. Floyd, Chapter 11 Trustee.

            uuu. "Unsecured Indenture" means that certain agreement dated as of May 7, 1998 pursuant to which The Bank of Nova Scotia Trust Company of New York serves as trustee for the holders of the Unsecured Notes.

            vvv. "Unsecured Indenture Trustee" means The Bank of Nova Scotia Trust Company of New York, as trustee for the holders of the Unsecured Notes.

            www. "Unsecured Notes" means the Debtor's 12 1/2% Series A Unsecured Notes due in 2005 in the aggregate principal amount of $110,000,000.

            xxx. "Unsecured Noteholders" means the holders of the Unsecured
      Notes.

            yyy. "Voting Record Date" means that date set by the Bankruptcy Court for determining the holders of Claims entitled to vote to accept or reject the Plan.

      1.2. Interpretation.

      Unless otherwise specified, all section, article and exhibit references in the Plan are to the respective section in, article of or exhibit to the Plan, as the same may be amended, waived or modified from time to time. The headings and table of contents in the Plan are for convenience of reference only and shall not limit or otherwise affect the provisions of the Plan. Words denoting the singular number shall include the plural number and vice versa and words denoting one gender shall include the other gender. All exhibits and schedules attached to the Plan are incorporated herein by such attachment.

--------
1   The dormant entities (and their respective chartering jurisdictions) include
Seven Seas Petroleum Holdings, Inc. (Cayman Islands), Seven Seas Resources Australia Inc. (British Columbia), Seven Seas Petroleum Turkey Inc. (British Columbia), Seven Seas Resources Australia Inc. (Cayman Islands), Seven Seas Petroleum PNG Inc. (Cayman Islands), Seven Seas Petroleum Argentina Inc. (Cayman Islands), Seven Seas Petroleum Mediterranean Inc. (Cayman Islands), Seven Seas Petroleum Turkey (Cayman Islands) and Guaduas Pipeline Company (Cayman Islands).

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      1.3. Application of Definitions and Rules of Construction Contained in the
Bankruptcy Code.

      Words and terms defined in Section 101 of the Bankruptcy Code shall have the same meaning when used in the Plan, unless a different definition is given in the Plan. The rules of construction contained in Section 102 of the Bankruptcy Code shall apply to the construction of the Plan.

      1.4. Other Terms.

      The words "herein," "hereof," "hereto," "hereunder" and others of similar import refer to the Plan as a whole and not to any particular section, subsection or clause contained in the Plan. A term used herein that is not defined herein shall have the meaning ascribed to that term, if any, in the Bankruptcy Code.

      1.5. Integration Clause.

      This Plan is a complete, whole, and integrated statement of the binding agreement among the Debtor, creditors, Equity Interest Holders and the parties-in-interest upon the matters herein. Parol evidence shall not be admissible in an action regarding this Plan or any of its provisions.

      1.6. Plan Documents.

      The Plan Documents are incorporated into and are a part of the Plan as if set forth in full herein.

                                   ARTICLE 2
                  CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

      2.1. Claims and Equity Interests Classified.

      For purposes of organization, voting and all confirmation matters, all Claims (except for Administrative Expenses and Priority Tax Claims) and all Equity Interests shall be classified as set forth in this Article 2 of the Plan. This Plan shall only provide distributions to Allowed Claims; unless otherwise provided herein with respect to Class 2 Allowed Secured Claims and the Class 3 Allowed Unsecured Claim of the Unsecured Indenture Trustee, as trustee for the Unsecured Noteholders, nothing within this Plan shall provide for the Allowance of any Claim.

      2.2. Administrative Expenses and Priority Tax Claims.

      As provided in Section 1123(a)(1) of the Bankruptcy Code, Administrative Expenses and Priority Tax Claims against the Debtor shall not be classified for purposes of voting or receiving distributions under the Plan. Rather, all such Claims shall be treated separately as unclassified Claims on the terms set forth in Article 5 of the Plan.

      2.3. Claims and Equity Interests.

      The Plan classifies the Claims against and Equity Interests in the Debtor as follows:

            2.3.1 Class 1: Allowed Priority Non-Tax Claims.

            2.3.2 Class 2: Allowed Secured Claims.

            2.3.3 Class 3: Allowed Unsecured Claims.

            2.3.4 Class 4: Equity Interests.


                                    ARTICLE 3
                IDENTIFICATION OF IMPAIRED CLASSES; ACCEPTANCE OR
                REJECTION OF THE PLAN; EFFECT OF REJECTION BY ONE
                  OR MORE CLASSES OF CLAIMS OR EQUITY INTERESTS

      3.1. Impaired Classes of Claims and Equity Interests.

      Claims in Classes 2 and 3 and Equity Interests in Class 4 are impaired under the Plan. Claims in Class 1 are unimpaired.

      3.2. Impairment Controversies.

      If a controversy arises as to whether any Claim or Equity Interest or any class of Claims or class of Equity Interests is impaired under the Plan, the Court shall, upon notice and a hearing, determine such controversy.

      3.3. Classes Entitled to Vote.

      Claimants, if any, in Class 1, which are unimpaired, are conclusively deemed to accept the Plan and cannot vote. Classes 2, 3 and 4 may vote to accept or reject the Plan.

      3.4. Class Acceptance Requirement.

      A class of Claims shall have accepted the Plan if it is accepted by at least two-thirds in amount and more than one-half in number of the holders of Allowed Claims in such class that have voted on the Plan.

      3.5. Cramdown.

      If any class of Claims or Equity Interests shall fail to accept the Plan in accordance with Section 1126(c) of the Bankruptcy Code, the Bankruptcy Court may still confirm the Plan in accordance with Section 1129(b) of the Bankruptcy Code. The Debtor will seek confirmation of the Plan pursuant to Section 1129(b) with respect to any non-accepting class.

      3.6. Disallowance of Claims Subject To Avoidance Actions.

      Any otherwise Allowed Claim, subject to Avoidance Actions as described in the Disclosure Statement under Section 547 of the Bankruptcy Code, shall be disallowed pursuant to Section 502(d) of the Bankruptcy Code until such time as the avoidable transfers are returned to the Estate or the Trustee and such holder of a Claim subject to an Avoidance Action shall not be entitled to vote to accept or reject this Plan; provided, however, this Section
3.6 of the Plan shall not apply to the holders of the Allowed Class 2 Secured Claims notwithstanding the pendency of the Chesapeake Adversary.

                                   ARTICLE 4
                     PROVISIONS FOR TREATMENT OF CLAIMS AND
                         EQUITY INTERESTS UNDER THE PLAN

      The classes of Claims against and Equity Interests in the Debtor shall be treated under the Plan as follows:

      4.1. Class 1 -- Allowed Priority Non-Tax Claims.

      On the Effective Date, each Allowed Priority Non-Tax Claim shall be paid in full in Cash, or upon such other less favorable terms as may be agreed upon in writing by and between the holder of such Claim and the Reorganized Debtor. Any Priority Non-Tax Claims that are not Allowed as of the Effective Date shall be paid in Cash in full upon Allowance by the Reorganized Debtor. The distributions to Allowed Priority Non-Tax Claims shall only be made from Cash reserved by the Debtor for the payment of the Debtor's expenses as of the Effective Date, and thereafter from funds designated and available for Plan Designees.

      4.2. Class 2 -- Allowed Secured Claims.

      Class 2 shall be comprised solely of the Allowed Secured Claims of the Collateral Agent and the Secured Lenders which shall be Allowed in their full amount of $45 million in principal plus accrued and accruing interest, fees and expenses, including fees and expenses of counsel, but paid pursuant to the following terms. In accordance with the compromise and settlement set forth in
Article 8, the holders of Class 2 Allowed Secured Claims shall receive, in satisfaction of their Allowed Secured Claims, distributions as follows:

            4.2.1 On the Effective Date, the holders of the Class 2 Allowed
                  Secured Claims shall receive a Pro Rata Share of Cash from (i) the Initial Payment; (ii) the Expense Savings to be distributed pursuant to the Expense Savings Sharing Ratio; and
                  (iii) the Holdback Proceeds to be distributed pursuant to the Holdback Proceeds Sharing Ratio, all of which distributions shall be made by the Debtor to the Collateral Agent.

            4.2.2 Within five (5) business days after receipt of such Cash by the Reorganized Debtor, the holders of the Class 2 Allowed Secured Claims shall receive a Pro Rata Share of Cash from the Contingent Expense Savings to be distributed pursuant to the Expense Savings Sharing Ratio, until the Allowed Secured Claims (including interest at the contractual, nondefault rate of 12% per annum compounded quarterly, which accrual shall only be determined and paid as part of the Allowed Secured Claim in the event funds for payment thereof become available) are paid in full. Distributions of Cash from the Contingent Expense Savings shall be made by the Reorganized Debtor to the Collateral Agent.

      4.2.3 Within five (5) business days after receipt of such Cash by the Reorganized Debtor, the holders of the Class 2 Allowed Secured Claims shall also receive a Pro Rata Share of Cash from the Contingent Assets to be distributed pursuant to the applicable Contingent Assets Sharing Ratios, until the Allowed Secured Claims (including interest at the contractual, nondefault rate of 12% per annum compounded quarterly, which accrual shall only be determined and paid as part of the Allowed Secured Claim in the event funds for payment thereof become available) are paid in full. Distributions of Cash from the Contingent Assets shall be made by the Reorganized Debtor to the Collateral Agent.

      4.2.4 Distributions received by the Collateral Agent under Sections 4.2.1,
            4.2.2 and 4.2.3 will be distributed to the Secured Lenders in accordance with the terms of the Collateral Sharing and Agency Agreement. Distributions to the holders of the Senior Notes will be diluted to the extent of their Specified Percentage of the fees and expenses incurred by the Collateral Agent under the Collateral Sharing and Agency Agreement and the fees and expenses incurred by the Secured Indenture Trustee under the Secured Indenture and in connection with the Case, including the fees and expenses of its counsel, pursuant to the terms of the Secured Indenture, the Secured Indenture Trustee's lien on distributions and applicable law.

      4.2.5 Any warrants to purchase common stock of the Debtor held by any of the Secured Lenders shall be treated as Class 3 Equity Interests.

      Holders of the Class 2 Allowed Secured Claims shall not receive any distributions as Class 3 Unsecured Claimants. As a result of the foregoing, the Allowed Secured Claims of the Secured Lenders will not be reduced or subject to other action in favor of the Trustee, the Estate, the Subsidiaries, the Committee or any Creditor of the Debtor or the Subsidiaries. The amounts designated as payable to the Secured Lenders or the Collateral Agent under the Plan shall only be paid in accordance with this Section 4.2 and may not be used to pay any Plan Designee or other Claims.

      4.3. Class 3 -- Allowed Unsecured Claims.


      Allowed Claims in Class 3 shall be treated as follows in full satisfaction of any and all Claims as hereinafter provided. In accordance with the compromise and settlement set forth in Article 8, the holders of Allowed Unsecured Claims shall receive, in satisfaction of their Allowed Unsecured Claims, distributions from funds designated and available for Plan Designees as follows:

      4.3.1 On the earlier of: (ii) the Effective Date; or (ii) within five (5) business days after receipt of such Cash by the Reorganized Debtor, as applicable in each case, the holders of the Class 3 Allowed Unsecured Claims shall receive a Pro Rata Share of Cash from: (i) the Expense Savings and the Contingent Expense Savings to be distributed pursuant to the Expense Savings Sharing Ratio; and (ii) the Holdback Proceeds to be distributed pursuant to the Holdback Proceeds Sharing Ratio, until the Allowed Unsecured Claims (including interest at the contractual, nondefault rate, which accrual shall only be determined and paid as part of the Allowed Unsecured Claim in the event funds for payment thereof become available) are paid in full. Distributions of Cash from the Expense Savings the Contingent Expense Savings and the Holdback Proceeds shall be made to the Plan Designees.

      4.3.2 Within five (5) business days after receipt of such Cash by the Reorganized Debtor, the holders of the Class 3 Allowed Unsecured Claims shall also receive a Pro Rata Share of Cash from the Contingent Assets to be distributed pursuant to the applicable Contingent Assets Sharing Ratios, until the Allowed Unsecured Claims (including interest at the contractual, nondefault rate, which accrual shall only be determined and paid as part of the Allowed Unsecured Claim in the event funds for payment thereof become available) are paid in full. Distributions of Cash from the Contingent Assets shall be made to the Plan Designees.

      4.3.3 The Unsecured Indenture Trustee, as trustee for the Unsecured Noteholders, will be deemed to have an Allowed Unsecured Class 3 Claim of $118,216,400.56 as of the Petition Date. If holders of Allowed Class 3 Claims become entitled to post-petition interest, cost and attorneys fees, then the Unsecured Noteholders shall also be allowed such post-petition interest, cost and attorneys fees, with any post-petition interest on the Unsecured Notes calculated at the contract amount of 12.5% per annum. The Trustee and the Unsecured Indenture Trustee each reserve the right to object to any proof of claim filed by or on behalf of an Unsecured Noteholders (except for the proof of claim filed by the Unsecured Indenture Trustee on May 16, 2003) if the Claim asserted therein, in whole or in part, duplicates the Claim asserted by the Unsecured Indenture Trustee, provided that no such objection shall impair or delay any distribution the claimant is entitled to receive from the Unsecured Indenture Trustee. On the Effective Date, except as otherwise provided for herein, (i) the Unsecured Notes shall be canceled, and
            (ii) the obligations of the Debtor under the Unsecured Indenture shall be discharged; provided however that the foregoing shall not effect the right of the Unsecured Indenture Trustee to (a) receive and make the distributions to be made on account of Class 3 Claims of the Unsecured Noteholders as provided in Article 4.3.3 hereof, and (b) permit the Unsecured Indenture Trustee to maintain all rights and liens it has for fees, costs and expenses under the Unsecured Indenture, provided however, that such fees, costs and expenses are approved by the Bankruptcy Court as reasonable.

      4.3.4 Distributions for the benefit of the Unsecured Noteholders shall be made to the Unsecured Indenture Trustee, who in turn shall make distributions to the Unsecured Noteholders in accordance with the terms of the Unsecured Indenture. Additionally, distributions to the Unsecured Noteholders will be diluted to the extent of the Unsecured Indenture Trustee's fees and expenses incurred under the Unsecured Indenture and in connection with the Case, including the fees and expenses of its counsel, pursuant to the terms of the Unsecured Indenture, the Unsecured Indenture Trustee's lien on distributions and applicable law.

      4.4. Class 4 -- Equity Interests.


      The holders of Equity Interests in the Debtor shall retain their ownership interests in the Reorganized Debtor, together with all entitlements related thereto, subject to the provisions regarding post-confirmation corporate governance in Article 10 herein, only to the extent that all Allowed Claims are paid in full. The distributions to holders of Equity Interests shall only be made from funds designated and available for Plan Designees.

                                   ARTICLE 5
                           PROVISIONS FOR TREATMENT OF
                       UNCLASSIFIED CLAIMS UNDER THE PLAN

      All Administrative Expenses and Priority Tax Claims against the Debtor shall be treated as follows:

      5.1. Treatment of Allowed Administrative Expenses.


      On the Effective Date, each Allowed Administrative Claim allowed by interim or final order of the Bankruptcy Court shall be paid in full in Cash, after netting (with permission of the Bankruptcy Court) the amount of any cash retainers held by the holder of such Claim, or upon such other less favorable terms as may be agreed upon in writing by and between the holder of such Claim and the Reorganized Debtor. Any Administrative Claims that are not Allowed as of the Effective Date shall be paid by the Reorganized Debtor in Cash in full upon allowance by the Court as provided in Section 5.3 hereof after request for allowance as provided in Section 5.2 hereof. The distributions to holders of Allowed Administrative Claims shall only be made from Cash reserved by the Debtor for the payment of the Debtor's expenses as of the Effective Date, and thereafter from funds designated and available for Plan Designees.

      5.2. Time for Filing Administrative Expenses.

      Any and all requests for allowance of an Administrative Claim, including any fee applications to be submitted by Professionals in the case, shall be filed with the Bankruptcy Court within sixty (60) days following the Effective Date. Any Administrative Claims not filed within such time period will be forever barred and will not be entitled to receive any distribution or payment under the Plan.

      5.3. Allowance of Administrative Expenses.

      An Administrative Expense Claim, whether asserted by notice filed pursuant to Section 5.1(a) of the Plan or under a Fee Application with respect to a Fee Claim, shall become an Allowed Administrative Expense only to the extent Allowed by Final Order.

      5.4. Treatment of Priority Tax Claims.

      Beginning on the first day of the calendar quarter next following the later to occur of the Effective Date or the date on which the Claim becomes Allowed, the Reorganized Debtor will commence the payment of quarterly installments in satisfaction of the Allowed Priority Tax Claims. (At the option of the Reorganized Debtor, the payment may be made in full on such date.) Pending payment in full, the subject property, or, if sold pursuant to Order of the Court, the proceeds thereof, shall remain subject to any applicable Tax Lien. Those payments, which will include interest thereon at the Plan Rate (accrued from and after the Effective Date), will be made over a period ending on the sixth anniversary of the date of assessment of the subject tax. However, to the extent the property related such claim has been transferred to, or such claim has been assumed by another party, the holder of such claim shall look solely to that party for payment and shall receive nothing from the Debtor, the Reorganized Debtor or this Estate. The distributions to holders of Allowed Priority Tax Claims shall only be made from Cash reserved by the Debtor for the payment of Allowed Administrative Claims as of the Effective Date, and thereafter from funds designated and available for Plan Designees.

                                   ARTICLE 6
                CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN

      6.1. Conditions Precedent to Confirmation of the Plan.

      Confirmation of the Plan is subject, in addition to the requirements provided in Section 1129 of the Bankruptcy Code, to satisfaction of the following conditions precedent:

            a. The Confirmation Order is in a form reasonably acceptable to the Trustee and the Collateral Agent; and

            b. The Plan Documents are in a form reasonably acceptable to the Trustee and the Collateral Agent.

      6.2. Conditions Precedent to Confirmation May Be Waived.

      The Trustee and the Collateral Agent may mutually waive the conditions to the Confirmation set forth in Section 6.1(a) and 6.1(b), in whole or in part, at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to confirmation of the Plan.

                                   ARTICLE 7
             CONDITIONS PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN

      7.1. Conditions Precedent to the Effective Date.

      The Effective Date of the Plan is subject to satisfaction of the following conditions precedent:

            a. The Confirmation Order is not subject to a stay; and

            b. All Plan Documents have been executed and delivered by the parties thereto, and all conditions to the effectiveness of such documents shall have been satisfied or waived as provided therein.

      7.2. Conditions May Be Waived.


      The Trustee and the Collateral Agent may mutually waive the conditions precedent to the Effective Date set forth in 7.1(b), in whole or in part, at any time, without notice, an order of the Bankruptcy Court or any further action other than proceeding to consummation of the Plan.

                                    ARTICLE 8
                 SETTLEMENT AND COMPROMISE WITH COLLATERAL AGENT
                               AND SECURED LENDERS

      8.1. Plan as Motion to Compromise and Settle.

      The Plan shall constitute a motion, as permitted pursuant to section 1123(a)(5)(E) and (b)(3)(A) of the Bankruptcy Code and Rule 9019 of the Bankruptcy Rules, for the approval of a proposed compromise and settlement among the Collateral Agent and the Secured Lenders, on the one hand, and the Trustee on behalf of the Estate and the Subsidiaries, on the other hand.

      8.2. Terms of Compromise and Settlement.

      The terms of the compromise and settlement are as follows:

            a. Initial Payment: The Collateral Agent shall receive for the benefit of the Secured Lenders the Initial Payment from the Estate in the amount of $8,750,000 on the Effective Date.

            b. Allowed Secured Claims: The Secured Lenders shall have Allowed Secured Claims in an aggregate amount of $45.0 million in principal plus accrued and accruing interest, fees and expenses, including fees and expenses of counsel. The Secured Lenders shall retain their existing liens and security interests in their Collateral to secure the Allowed Secured Claims together with all rights and provisions of the documents covered by the Collateral Sharing and Agency Agreement or currently securing the obligations to the Secured Lenders. The Allowed Secured Claims of the Secured Lenders shall not be subject to objection, subordination, recharacterization, setoff, recoupment, avoidance or reduction.

            c. Distributions to Collateral Agent: The Initial Payment and all other distributions received by the Collateral Agent shall be applied pro rata to the Secured Lenders' Allowed Secured Claim in accordance with the Collateral Agency and Sharing Agreement. No provision of the Plan shall ever be construed to provide for distributions that exceed the amount of the Secured Lenders' Allowed Secured Claim, plus accrued interest as provided in Section 4.2.3 of the Plan.

            d. Expenses: All Cash remaining after the Initial Payment (exclusive of cash received from the Holdback Proceeds or the Contingent Assets) will remain in accounts of the Reorganized Debtor and the Subsidiaries and will be utilized to fund the actual expenses of the Reorganized Debtor and the Subsidiaries.

            e. Expense Savings: On the Effective Date, the Expense Savings shall be distributed pursuant to the expense savings sharing ratio of ninety percent (90%) to the Collateral Agent for the benefit of the Secured Lenders and ten percent (10%) to the Plan

      Designees (the "Expense Savings Sharing Ratio"). All distributions to the Plan Designees shall be made in the order of absolute priority in accordance with the applicable provisions of the Bankruptcy Code.

            f. Contingent Expense Savings: Contingent Expense Savings means the amount, if any, by which the Debtor's expenditures after the Effective Date by the Estate or the Subsidiaries are less than the amounts set forth in the Trustee's budget attached as EXHIBIT A hereto (decreased for amounts expended before the Effective Date but included in the Trustee's budget). The calculation of the Contingent Expense Savings will be made on a line item basis on the date all such amounts included in the line of the Trustee's budget have been incurred or are reasonably expected not to be incurred. The Contingent Expense Savings shall be distributed to the Collateral Agent for the benefit of the Secured Lenders and the Plan Designees in accordance with the Expense Savings Sharing Ratio within five
      (5) business days after such Contingent Expense Savings are realized or determined with respect to each line item on the Trustee's budget as provided herein. Contingent Expense Savings expressly include, but are not limited to: (i) the amount by which the actual plugging expenses for the Escuela 2 are less than the amount projected by the Trustee; (ii) the amount by which the contingent liability related to the Debtor's Rosablanca property is less than the amount projected by the Trustee; and
      (iii) the amount by which professional fees are less than the amount projected by the Trustee.

            g. Holdback Proceeds: On the Effective Date, all Holdback Proceeds shall be distributed pursuant to the holdback proceeds sharing ratio of seventy-five (75%) to the Collateral Agent for the benefit of the Secured Lenders and twenty-five percent (25%) to the Plan Designees (the "Holdback Proceeds Sharing Ratio").

            h. Contingent Assets: The Contingent Assets shall be monetized and distributed in accordance with certain ratios (the "Contingent Assets Sharing Ratios") as follows:

                  The First $5,000,000: Shall be distributed ninety (90%) to the
            Collateral Agent for the benefit of the Secured Lenders and ten percent (10%) to the Plan Designees.

                  The Next $1,000,000: Shall be distributed fifty percent (50%)
            to the Collateral Agent for the benefit of the Secured Lenders and fifty percent (50%) to the Plan Designees.

                  The Next $ 4,000,000: Shall be distributed seventy-five
            percent (75%) to the Collateral Agent for the benefit of the Secured Lenders and twenty-five percent (25%) to the Plan Designees.

                  All Amounts Received Thereafter Until the Class 2 Allowed
            Secured Claims are Paid in Full: Shall be distributed ninety percent (90%) to the Collateral Agent for the benefit of the Secured Lenders and 10% to the Plan Designees.

                  All Amounts Received Thereafter Until Class 3 Allowed
            Unsecured Claims are Paid in Full: Shall be paid to the Plan Designees.

                  All Amounts Received Thereafter: Shall be the unencumbered property of the Reorganized Debtor which shall continue to be owned by the holders of Equity Interests.

            i. Trustee's Compensation: The Trustee shall have an Allowed Administrative Claim for Trustee's compensation equal to (a) $300,000; plus, in his capacity as Sole Officer of the Reorganized Debtor, compensation in the amount of (b) 1.5% of the amounts distributed from recoveries from any tax refunds and from the sale of tax losses or attributes received by or attributable to the Debtor or the Subsidiaries, plus, (c) 3.0% of the amounts distributed from recoveries received by or attributable to the Debtor or the Subsidiaries from the sale, farmout or development of the Deep Rights, the Rosablanca property or any other oil and gas properties of the Debtor or the Subsidiaries after the Effective Date and any proceeds from Litigation Claims received by or attributable to the Debtor or the Subsidiaries. The total amount of the Trustee's Allowed Administration Claim and/or compensation shall not exceed 3% of the total distributions to the creditors of the Debtor and the Estate.

            j. A&K Contingent Fee: In accordance with the terms of the Court's Order approving the Trustee's contingent fee agreement, A&K shall be granted an Allowed Administrative Claim in the amount of 38% of the gross value of the recovery to the Plan Designees (which includes A&K). In light of the uncertainties regarding the timing and amount of recoveries to the Estate, A&K has agreed to accept payment of its contingent fee in a manner other than as required by the agreement. Instead, A&K shall be compensated as follows:

                  1. A&K shall be granted an Allowed Administrative Claim in the amount of $364,548.60 (relating to services provided from January 13
            - May 31, 2003, as described in A&K's February - June 2003 invoices). The Trustee has previously paid A&K $66,751.11 of this amount. The remaining $297,797.49 shall be paid in cash on the Effective Date.

                  2. A&K shall be granted an additional Allowed Administrative
            Claim, which shall be paid in cash on the Effective Date, in the amount of $87,144.67 relating to the filing and prosecution of the involuntary proceeding.

                  3. A&K shall be granted an additional Allowed Administrative
            Claim in the amount of $90,000 (relating to amounts A&K would otherwise be immediately entitled to under its contingency fee agreement). A&K shall be paid $45,000 of this Allowed Administrative Claim paid in cash on the Effective Date. The remainder of the Claim ($45,000) shall be paid in cash from amounts available for distribution to Plan Designees.

                  4. A&K shall retain all amounts previously paid to A&K by the
            Trustee ($66,751.11) for services performed since the Petition Date.

                  5. A&K shall be granted an additional Allowed Administrative
            Claim and shall receive the following recoveries from distributions made to Plan Designees of the proceeds from the sale, farmout or development of the Deep Rights, the Rosablanca property or any other oil and gas properties of the Debtor or the Subsidiaries after the Effective Date:

                  a. 0% of the Plan Designees' recovery from the first $10
            million in proceeds received by the Debtor or the Subsidiaries on account of the Deep Rights, the Rosablanca property or any other oil and gas properties of the Debtor or the Subsidiaries after the Effective Date; plus

                  b. 5% of the Plan Designees' recovery from the next $20
            million in proceeds received by the Debtor or the Subsidiaries on account of the Deep Rights, the Rosablanca property or any other oil and gas properties of the Debtor or the Subsidiaries after the Effective Date; plus

                  c. 0% of the Plan Designees' recovery from the next $10
            million in proceeds received by the Debtor or the Subsidiaries on account of the Deep Rights, the Rosablanca property or any other oil and gas properties of the Debtor or the Subsidiaries after the Effective Date; plus

                  d. 19% of the Plan Designees' recovery from all additional proceeds received by the Debtor or the Subsidiaries on account of the Deep Rights, the Rosablanca property or any other oil and gas properties of the Debtor or the Subsidiaries after the Effective Date, until the holders of the Unsecured Notes are paid in full (i.e., principal plus accrued interest); plus

                  e. 100% of all subsequent distributions to the Plan Designees
            (net of the Sole Officer's compensation and of other Allowed Administrative Claims) until such time as A&K has received an amount equal to 38% of x, where x equals the total amount of proceeds that were made available to the Plan Designees [such that A&K will have received 38% and the other Plan Designees will have received 62%, as contemplated by the original contingent fee agreement]; plus 38% of all subsequent such proceeds.

            6. A&K shall be compensated on an hourly-fee basis for services rendered from June 1, 2003 through the Effective Date and thereafter for non-litigation services and for services related to litigation or investigation of claims against Chesapeake. Other work, including the analysis and prosecution of claims against parties other than Chesapeake shall continue to be governed by the terms of A&K's contingent fee agreement with the Trustee which gives A&K 38% of all other litigation recoveries, including but not limited to, recoveries from former officers and directors and professionals advising Seven Seas. A&K will be entitled to this 38% regardless of which parties receive the remaining 62% of such recoveries and regardless of the timing of such recoveries. A&K's hourly-fee compensation for post-June 1, 2003 shall be subject to review and objection, as provided by the Bankruptcy Code, the Bankruptcy Rules and the Local Rules. The payments to A&K described in paragraphs 1 - 5 above shall not be subject to objection, but shall be allowed and paid in the amounts provided.

            7. A&K's contingent fee agreement previously approved by the Court shall remain in effect, unmodified, as to all other claims of the Trustee or the Debtor.

            k. Dismissal of Chesapeake Adversary: Upon the Effective Date, the Collateral Agent, the Secured Indenture Trustee and the Secured Lenders shall be deemed dismissed, with prejudice, from the Chesapeake Adversary and the Trustee and the Collateral Agent shall take all actions necessary to evidence such dismissal; provided, however, and only to the extent they are actually named as Defendants in the Chesapeake Adversary prior to the Effective Date, Robert Hefner, Larry R. Ray, Ronald Lefaive, Randolph Devening, Brian E. Eglof, Robert Panero, Gary Fuller, James R. Schlesinger, Brian Sanchez, Ramiiilaj, A Limited Partnership, Petroleum Properties Management Company LLC, Fuller Family Investments, A Limited Partnership and CIBC World Markets and/or any other CIBC entity named as a Defendant shall not be dismissed from the Chesapeake Adversary and the rights of the Trustee, the Debtor, and the Reorganized Debtor to bring claims against these individuals and entities who are not being dismissed shall be preserved.

            l. Mutual Release:

                  (A) Except as provided in Section 8.2.l.C below, upon the Effective Date, the Trustee, on behalf of the Estate and the Subsidiaries, shall be deemed to have compromised and settled with, and fully released and forever discharged the Collateral Agent, the Secured Indenture Trustee and the Secured Lenders and their respective Representatives, successors, predecessors, partners, parents, subsidiaries or affiliated companies, and sureties from any and all past, present, or future claims, offsets, counterclaims, demands, actions, causes of action, costs, judgments, expenses, attorney's fees, damages, and all liabilities whatsoever, at law or in equity, including, without limitation, all causes of action, whether known or unknown which the Estate or the Subsidiaries now have, claims to have, have ever had, or would but for this release, have had in the future arising from, related to or on account of the Chesapeake Adversary, the Stay Motion or the Case and all matters raised or which could have been raised in the Chesapeake Adversary, the Stay Motion (including but not limited to, any claim or cause of action under Chapter 5 of the Bankruptcy Code, or any claim or cause of action for equitable subordination, recharacterization or other similar claim), or the Case, SAVE AND EXCEPT FOR ALL OBLIGATIONS ARISING UNDER OR RELATED TO THE PLAN OR THIS RELEASE.

                  (B) Upon the Effective Date and the receipt by the Collateral Agent of the Initial Payment, the amount payable to the Collateral Agent under the Expense Savings Sharing Ratio from the Expense Savings, and amount payable to the Collateral Agent under the Holdback Sharing Ratio from the Holdback Proceeds, the Collateral Agent, the Secured Indenture Trustee and the Secured Lenders shall be deemed to have compromised and settled with, and fully released and forever discharged the Trustee, on behalf of the Estate and the Subsidiaries and their respective Representatives, successors, predecessors, partners, parents, subsidiaries or affiliated companies, and sureties from any and all past, present, or future claims, offsets, counterclaims, demands, actions, causes of action, costs, judgments, expenses, attorney's fees, damages, and all liabilities whatsoever, at law or in equity, including, without limitation, all causes of action, whether known or unknown which the Collateral Agent, the Secured Indenture Trustee or any of the Secured Lenders now has, claims to have, has ever had, or would but for this release, have had in the future arising from, related to or on account of the Chesapeake

      Adversary, the Stay Motion or the Case and all matters raised or which could have been raised in the Chesapeake Adversary, the Stay Motion or the Case, SAVE AND EXCEPT FOR ALL OBLIGATIONS, CLAIMS AND LIABILITIES ARISING IN OR RELATED TO OR IN CONNECTION WITH: (A) THE ALLOWED SECURED CLAIMS,
      (B) THE PLAN, (C) THIS RELEASE OR (D) THE SALE OF ANY OF THE SENIOR NOTES BY ANY PERSON OR ENTITY OTHER THAN THE DEBTOR.

                  (C) Nothing contained in this Mutual Release shall be deemed to release Robert Hefner, Larry R. Ray, Ronald Lefaive, Randolph Devening, Brian E. Eglof, Robert Panero, Gary Fuller, James R. Schlesinger, Brian Sanchez, Ramiiilaj, A Limited Partnership, Petroleum Properties Management Company LLC, Fuller Family Investments, A Limited Partnership or their insurance carriers, and CIBC World Markets and/or any CIBC entities named as Defendants in the Chesapeake Adversary prior to the Effective Date, for any pre-petition acts or omissions.

                                   ARTICLE 9
                      MEANS FOR IMPLEMENTATION OF THE PLAN

      9.1. Vesting of Assets.


      On the Effective Date, upon making the Initial Payment, the payments from the Expense Savings and the Holdback Proceeds, and the other Effective Date disbursements provided for under the Plan, all assets of the Estate shall vest in the Reorganized Debtor subject only to the liens of the Collateral Agent thereon securing the claims of the Secured Lenders, and any surviving Tax Liens.

      9.2. Initial Corporate Authority.


      All actions and transactions contemplated under the Plan shall be authorized by the Debtor and the Subsidiaries upon confirmation of the Plan without the need of further board or stockholder resolutions, approval, notice or meetings, other than the notice provided by serving this Plan on all known creditors of the Debtor, the holders of all Equity Interests, and all current directors of the Debtor and the Subsidiaries. The Confirmation Order shall include provisions dispensing with the need of further board or stockholder resolutions, approval, notice or meetings and authorizing and directing the President and Secretary of the Debtor and the Subsidiaries to execute such documents necessary to effectuate the Plan, which documents shall be binding on the Debtor, the Subsidiaries, the Debtor's creditors and all of the holders of the Equity Interests.

      9.3. Distribution of Initial Payments and Other Effective Date Payments.


      The Trustee shall be responsible for making the Initial Payment, the payments from the Expense Savings and the Holdback Proceeds, and the other payments to be made on the Effective Date to parties then entitled thereto. Subsequent distributions to the holders of Allowed Claims shall be made by the Reorganized Debtor. All distributions received by the Collateral Agent shall be distributed to Chesapeake and the Secured Indenture Trustee pursuant to their respective Specified Percentages. All distributions to the holders of the Senior Notes shall be made by and through the Secured Indenture Trustee.

9.4. Discharge of the Trustee and Appointment of Trustee as Sole Officer of Reorganized Debtor.

      On the Effective Date, upon the payment of the Initial Payment and the other disbursements to parties then entitled thereto, the Trustee shall be discharged from his duties and responsibilities herein. The Trustee shall then become Sole Officer of the Reorganized Debtor, having the exclusive executive authority for the Reorganized Debtor.

                                   ARTICLE 10
                 CORPORATE GOVERNANCE OF THE REORGANIZED DEBTOR
                               AND RELATED MATTERS

10.1.       Appointment of Sole Officer of the Reorganized Debtor.

      As provided in Article 9.4 above, on making the required distributions on the Effective Date, the Trustee shall become Sole Officer (the "Sole Officer") of the Reorganized Debtor.

10.2.       Term of Office of Sole Officer.

      The Sole Officer shall retain that position until the earlier to occur of his (i) resignation, (ii) death, or (iii) removal for cause by order of the Bankruptcy Court, which shall retain jurisdiction for such purposes.

10.3.       Compensation of Sole Officer.

      The Sole Officer shall only receive the compensation provided in Article 8.2(i) above.

10.4.       Appointment of Board of Directors of the Reorganized Debtor.

      The Reorganized Debtor shall have an initial board of directors (the "Board") composed of (i) the Sole Officer, who shall serve as Chairman of the Board of Directors, (ii) three directors designated by the Secured Lenders holding 66-2/3% of the aggregate amount of the Chesapeake Note and the Senior Notes and (iii) one director designated by the majority vote of the Committee. Such designations shall be made prior to the conclusion of the Confirmation Hearing. If, as and when the Secured Lenders have been repaid an amount equal to 75% of their Allowed Claims, the Board shall be reconstituted to consist of (i) the Sole Officer, who shall serve as Chairman of the Board of Directors, (ii) two directors designated by the Secured Lenders holding 66-2/3% of the aggregate amount of the Chesapeake Note and the Senior Notes and (iii) the director then serving as designated by majority vote of the Committee and one director designated by the Unsecured Noteholders holding 66-2/3% of the aggregate amount of the Unsecured Notes. If, as and when the Secured Lenders have been repaid an amount equal to 100% of their Allowed Claims, the Board members designated by the Secured Lenders shall tender their resignations, and the Board shall be reconstituted such that it will be composed of (i) the Sole Officer and (ii) the Board members then serving as the representatives of the unsecured creditors.

10.5.       Term of Office of the Directors; Replacement of Directors.

      Subject to the provisions of Article 10.8 below, the directors shall serve until the earlier of their (i) resignation, (ii) death, or (iii) removal for cause by order of the Bankruptcy Court. In the event of a vacancy on the Board of a director appointed by the Secured Lenders, the vacancy shall be filled by designation of the Secured Lenders holding 66-2/3% of the aggregate amount of the Chesapeake Note and the Senior Notes or failing such by order of the Bankruptcy Court, which shall retain jurisdiction therefore. In the event of a vacancy on the Board of a director appointed by the Committee, the vacancy shall be filled by designation of the Unsecured Noteholders holding 66-2/3% of the aggregate amount of the Unsecured Notes, or failing such designation, by order of the Bankruptcy Court which shall retain jurisdiction therefore. In the event of a vacancy in the office of the Chairman/Sole Officer, the vacancy shall be filled by order of the Bankruptcy Court, which shall retain jurisdiction therefore.

10.6.       Compensation of Directors.

      The Chairman/Sole Officer shall receive no compensation for his service as director other than that provided in Article 8.2(i) above. The remaining directors shall receive no fixed compensation for their service as directors, but shall be entitled to a payment in the amount of $2,500 for each meeting of the Board attended. All directors, including the Chairman/Sole Director, shall be entitled to reimbursement of their reasonable out-of-pocket expenses incurred in the course of their duties as directors.

10.7.       Amendment of Articles of Incorporation and Bylaws.

      The Articles of Incorporation and the Bylaws of the Reorganized Debtor shall be deemed amended by the occurrence of the Effective Date to (i) implement the foregoing structure for corporate governance and (ii) prohibit the issuance of nonvoting securities by the Reorganized Debtor. The Sole Officer shall be authorized by the Confirmation Order to file such amendments with the applicable chartering jurisdictions.

10.8.       Removal of Board on Payment of Claims.

      In the event of the payment in full, pursuant to the terms of the Plan, of the claims in classes 1 through 3, on making such payments the Board shall tender their resignations, effective at the time of the appointment of their successors, and the Chairman shall call a meeting of the holders of the Equity Interests for the purpose of electing a replacement Board. On the election of the replacement Board, the prior Board shall be deemed discharged and relieved of further duties and responsibilities in that capacity.

10.9.       Indemnification and Protection of Sole Officer and Directors.

      The Sole Officer and all directors (or any successors), acting in his or her capacity as such or in any other capacity contemplated by this Plan, together with his or her representatives, attorneys, financial advisors and agents (collectively, the "Advisors"), shall not be personally liable in connection with the affairs of the Reorganized Debtor or to any Person except for acts or omissions as shall constitute fraud, willful misconduct or gross negligence. The Sole Officer or any director's or Advisors' failure to obtain, or election to not seek, a hearing to obtain court approval to take any action under this Plan shall not constitute either willful misconduct or gross negligence. Neither the Sole Officer nor any director or Advisor shall be personally liable to the Reorganized Debtor for acts or omissions of an employee or agent of the Reorganized Debtor unless such Sole Officer, director or Advisor committed fraud or acted with gross negligence or willful misconduct in the selection, retention or supervision of such employee or agent of the Reorganized Debtor. Except in those situations in which the Sole Officer, director or Advisor is not exonerated of personal liability as aforesaid, the Sole Officer, director or Advisor (including each predecessor Sole Officer and director) and Advisor shall be indemnified by the Reorganized Debtor against, and held harmless by the Reorganized Debtor from, any losses, claims, damages, liabilities or expenses (including, without limitation, reasonable attorneys' fees, disbursements and related expenses) to which such Sole Officer, director or Advisor may become subject in connection with any action, suit, proceeding or investigation brought or threatened against such Sole Officer, director or Advisor in their respective capacities as officer, director, or Advisor, or in any other capacity contemplated by, or in connection with, any matter arising out of, or related to, the Plan, regardless of whether the action, proceeding or investigation alleges that such Sole Officer, director or Advisor has acted with intent to defraud, have acted with gross negligence or has committed willful misconduct. If such Sole Officer, director or Advisor becomes involved in any action, proceeding or investigation in connection with any matter arising out of or in connection with the Plan or the affairs of the Reorganized Debtor, the Reorganized Debtor shall periodically advance or otherwise reimburse on demand the Sole Officer, director or Advisor his or her reasonable expenses (including, without limitation, attorneys' fees, disbursements and related expenses) incurred in connection therewith; provided, however, that the Sole Officer, director or Advisor shall be required promptly to repay to the Reorganized Debtor the amount of any such advanced or reimbursed expenses paid to him or her pursuant to the foregoing clause to the extent that it shall be ultimately determined by Final Order of the Bankruptcy Court that such Sole Officer, director or Advisor engaged in fraud, willful misconduct or gross negligence in connection with such matter. Nothing in this provision shall be interpreted to release the Debtor's former and current officers and directors for pre-petition acts or omissions or shall be interpreted to allow a right of indemnity for such pre-petition acts or omissions and any rights of indemnity possessed by the Debtor's current and former officers and directors is limited to that of available insurance proceeds from the Debtor's insurance coverage.

10.10.      Directors' and Officers' Insurance.

      The Sole Officer is authorized to obtain, if available, directors' and officers' insurance coverage for the matters for which the Sole Officer and the Board are hereinabove indemnified and the Board is authorized to expend the funds necessary to maintain the insurance policies for the Debtor and/or the Reorganized Debtor.

                                   ARTICLE 11
                       PROVISIONS GOVERNING DISTRIBUTIONS

11.1.       Distributions To Be Pro Rata Within Class.

      All distributions constituting of a partial payment to a class of Allowed Claims shall be made on a Pro Rata Share to the holders of Allowed Claims in such class.

11.2.       Federal Tax Identification Number.

      The Trustee or Reorganized Debtor may suspend distribution to any Creditor that has not provided the Trustee or the Reorganized Debtor with its Federal Tax Identification number or social security number, as the case may be.

11.3.       Means of Cash Payment.

      Cash payments made pursuant to the Plan shall be in U.S. funds, by check drawn on a domestic bank, or, at the Trustee's or Reorganized Debtor's option, by wire transfer from a domestic bank, except that payments made to foreign creditors holding Allowed Claims may be in such funds and by such means as are customary or as may be necessary in a particular foreign jurisdiction.

11.4.       Delivery of Distributions.

      Subject to Bankruptcy Rule 9010 and the provisions of the Plan, and except with respect to the Secured Lenders and the holders of the Unsecured Notes, distributions to holders of Allowed Claims shall be made at the address of each such holder as set forth on the proofs of Claim filed by such holders (or at the last known addresses of such a holder if no proof of Claim or proof of Equity Interest is filed or if the Trustee or Reorganized Debtor has been notified in writing of a change of address), except as provided below. If any holder's distribution is returned as undeliverable, no further distributions to such holder shall be made unless and until the Trustee or Reorganized Debtor is notified of such holder's then current address, at which time all missed distributions shall be made to such holder without interest. Amounts in respect of undeliverable distributions shall be returned to the Trustee or Reorganized Debtor until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the second anniversary of the Effective Date. After such date, all unclaimed property shall revert to the Reorganized Debtor, and the claim of any holder with respect to such property shall be discharged and forever barred.

11.5.       Time Bar to Cash Payments.

      Checks issued by the Trustee or the Reorganized Debtor in respect of Allowed Claims shall be null and void if not negotiated within six months after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the holder of the Allowed Claim with respect to which such check originally was issued. Any claim in respect of such a voided check shall be made on or before the later of (a) the first anniversary of the Effective Date or (b) ninety (90) days after the date of reissuance of such check. After such date, all Claims in respect of void checks shall be discharged and forever barred.

11.6.       No Distributions Pending Allowance.

         Notwithstanding any other provision of the Plan, no payment or distribution shall be made with respect to (a) any Claim to the extent it is a Contested Claim unless and until such Contested Claim becomes an Allowed Claim,
(b) Claimants who are defendants in Avoidance Actions (save and except to Claimants who are defendants in the Chesapeake Adversary, which adversary will be dismissed on the Effective Date) and other parties subject to the application of

Section 502(d) of the Bankruptcy Code, and (c) reclamation claims pursuant to
Section 546(c)(2)(A) of the Bankruptcy Code which are not Allowed Claims.

11.7.       Withholding of Distribution on Account of Contested Claims.

      Except as limited herein, the Trustee or Reorganized Debtor shall withhold from any distribution an amount sufficient to be distributed on account of the full amount of Contested Claims (the "Withheld Distribution Amount"). To the extent requested by the Reorganized Debtor, the Bankruptcy Court may estimate the amount to be withheld on account of any Contested Claim, which amount need not be the full amount of the asserted Claim.

11.8.       Distributions After Allowance.

      Payments and distributions to each holder of a Contested Claim, to the extent that such Claim ultimately becomes an Allowed Claim, shall be made in accordance with the provisions of the Plan governing the class of Claims to which such Allowed Claim belongs. With respect to any Claim that is a Contested Claim on the Effective Date, as soon as practicable after the date that the order or judgment of the Bankruptcy Court allowing such Contested Claim becomes a Final Order the Debtor or, if following 30 days after the Effective Date or a shorter period if the Debtor so decides, the Trustee shall distribute to the holders of such Claim from the Contested Claims Escrow any distribution that would have been distributed to such holder if the Claim had been Allowed on the Effective Date, without interest on such Claim or distribution, unless interest is required upon an Allowed Secured Claim pursuant to Bankruptcy Code section 506 or another provision of this Plan.

11.9.       Distributions After Disallowance.

      Any Cash reserved for a Contested Claim after any and each objection to a Contested Claim has been resolved by Order of the Bankruptcy Court shall be distributed in accordance with the provisions of the Plan. The Trustee or the Reorganized Debtor in all things can and shall rely on an order of the Bankruptcy Court fixing the amount of a Claim or disallowing a Claim; the Trustee or the Reorganized Debtor shall make no further reserve on account of a Claim that has been disallowed or reduced by the Bankruptcy Court, unless the affected claimant obtains a stay pending appeal that requires that the Trustee or Reorganized Debtor reserve on account of such Claim. In no event shall the reversal or modification on appeal or reconsideration of a Bankruptcy Court order disallowing a Claim affect the validity or require the disgorgement of any distributions having already been made pursuant to the Plan, if such claimant did not obtain a stay pending reconsideration or appeal which required a further reserve.

11.10.      Exculpation and Immunity Regarding Distributions.

      The Debtor, the Trustee, and their respective Representatives are hereby exculpated by all persons, holders of Claims and Equity Interests, entities and parties-in-interest receiving distributions under the Plan from any and all claims, causes of action and other assertions of liability arising out of the Debtor's and/or Trustee's discharge of the powers and duties conferred upon it by the Plan or any order of the Bankruptcy Court entered pursuant to or in furtherance of the Plan or applicable law, except solely for actions or omissions arising out of willful misconduct or gross negligence. No current holder of a Claim or an Equity Interest; and no representative thereof, shall have or pursue any claim or cause of action against the Reorganized Debtor and/or Trustee for making payments or taking any action in accordance with the Plan or for implementing the provisions of the Plan or against any holder of a Claim for receiving or retaining payments or other distributions as provided for by the Plan. Nothing contained herein shall be deemed to release the Debtor's current and former officers and directors for pre-petition acts or omissions.

                                   ARTICLE 12
                      PROCEDURES FOR RESOLVING AND TREATING
                  CONTESTED AND DISPUTED CLAIMS UNDER THE PLAN

12.1.       Objection Deadline.

      As soon as practicable, but in no event later than six months after the Effective Date, unless extended by order of the Bankruptcy Court, objections to Claims shall be filed with the Bankruptcy Court and served upon the holders of each of the Claims to which objections are made; provided, however, no objections shall be made to the Allowed Secured Claims of the Secured Lenders or the Allowed Unsecured Claim of the Unsecured Indenture Trustee, as trustee for the Unsecured Noteholders.

12.2.       Prosecution of Objections and Claims.

      On and after the Effective Date, except as the Bankruptcy Court may otherwise order, the filing, litigation, settlement or withdrawal of all objections to claims may be made by the Reorganized Debtor and the Reorganized Debtor shall have all the power of the Trustee to prosecute claims, including the power to prosecute all claims and causes of action that the Chapter 11 Trustee could have asserted, and the Reorganized Debtor may bring suit or defend actions on behalf of, and in the name of, the Chapter 11 Trustee as well as itself.

                                   ARTICLE 13
                  PROVISIONS GOVERNING EXECUTORY CONTRACTS AND
                         UNEXPIRED LEASES UNDER THE PLAN

13.1.       Leases.

      The Plan constitutes and incorporates a motion by the Debtor to reject, as of the Confirmation Date, all Leases, which were not specifically assumed or assumed and assigned prior to the Effective Date or which are not designated in a listing to be filed by the Trustee prior the commencement of the Confirmation Hearing. Provided, however, all insurance policies and indemnity agreements in which the Debtor or the Debtor's property are insured and/or indemnified against loss (whether for potential liability or for costs of defense) which were not previously assigned are hereby assumed and assigned to the Reorganized Debtor.

13.2.       Bar to Rejection Damages.

      If the rejection of a Lease by the Debtor results in purported damages to the other party or parties to such Lease, a Claim for such damages, if not heretofore evidenced by a filed proof of Claim, shall be forever barred and shall not be enforceable against the Debtor, the Reorganized

Debtor or their respective properties or their agents, successors or assigns, unless a proof of Claim is filed with the Bankruptcy Court and served upon the Reorganized Debtor and counsel for the Reorganized Debtor on or before thirty
(30) days after the Effective Date.

                                   ARTICLE 14
                            RETENTION OF JURISDICTION

14.1.       Scope of Jurisdiction.

      Pursuant to Sections 1334 and 157 of title 28 of the United States Code, the Bankruptcy Court shall retain and have jurisdiction over all matters arising in, arising under and related to the Chapter 11 case and the Plan pursuant to, and for the purposes of Sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes to:

            a. hear and determine pending applications for the assumption or rejection of Leases and the allowance of Claims resulting therefrom;

            b. hear and determine any and all adversary proceedings, applications and contested matters, including any remands of appeals;

            c. ensure that distributions to holders of Allowed Claims are accomplished as provided herein;

            d. hear and determine any timely objections to or applications concerning Claims or the allowance, classification, priority, estimation or payment of any Claim or Equity Interest;

            e. enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

            f. enter and implement such orders as may be necessary or appropriate to execute, interpret, implement, consummate or enforce the Plan and the transactions contemplated thereunder;

            g. consider any modification of the Plan pursuant to Section 1127 of the Bankruptcy Code, to cure any defect or omission or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

            h. hear and determine all Fee Applications and Fee Claims;

            i. hear and determine disputes arising in connection with the execution, interpretation, implementation, consummation or enforcement of the Plan;

            j. enter and implement orders or take such other actions as may be necessary or appropriate to restrain interference by any entity with the consummation or implementation of the Plan, including, without limitation, to issue, administer and enforce injunctions provided for in the Plan and the Confirmation Order;

            k. recover all assets of the Debtor and property of the estate, wherever located;

            l. hear and determine matters concerning state, local and federal taxes in accordance with Sections 346, 505 and 1146 of the Bankruptcy Code;

            m. hear and determine any other matter not inconsistent with the Bankruptcy Code and title 28 of the United States Code that may arise in connection with or related to the Plan;

            n. enter a final decree closing the Chapter 11 case; and

            o. hear and determine all matters involving or related to the insurance policies of the Debtor.

14.2.       Failure of the Bankruptcy Court to Exercise Jurisdiction.

      If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under or related to the Chapter 11 case, including the matters set forth in Section 13.1 of the Plan, this Article 13 shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

                                   ARTICLE 15
                            MISCELLANEOUS PROVISIONS

15.1.       Termination of Creditors' Committee.

      On the Effective Date, the Committee shall be terminated and professionals retained by the Committee shall be prohibited from seeking compensation for services rendered or reimbursement for expenses incurred after the Effective Date.

15.2.       Post-Confirmation Injunction.

      The Confirmation Order shall include a permanent injunction prohibiting the collection of Claims in any manner other than as provided for in the Plan. All holders of Claims shall be prohibited from asserting against the Debtor or the Reorganized Debtor, or any of their respective assets or properties, any other or further Claim based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date, whether or not such holder filed a proof of Claim. Such prohibition shall apply whether or not (a) a proof of Claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code; (b) a Claim based upon such debt is allowed under Section 502 of the Bankruptcy Code; or (c) the holder of a Claim based upon such debt has accepted the Plan.

15.3.       Preservation of Setoff and Other Rights.

      In the event that the Debtor has a claim of any nature whatsoever against the holder of a Claim, the Debtor or the Reorganized Debtor may, but is not required to, setoff against the Claim (and any payments or other distributions to be made in respect of such Claim hereunder), subject to the provisions of Section 553 of the Bankruptcy Code. Neither the failure to setoff nor the allowance of any Claim under the Plan shall constitute a waiver or release by the Debtor of any claim that the Debtor has against the holder of a Claim; provided, however, this provision shall be inapplicable to the Allowed Secured Claims of the Secured Lenders.

      Neither this provision nor the injunctive provision of the Confirmation Order shall impair the existence of any right of setoff or recoupment that may be held by a Claimant herein; provided that the exercise of such right shall not be permitted unless the Claimant provides the Trustee or the Reorganized Debtor with written notice of the intent to effect such setoff or recoupment. If the Trustee or the Reorganized Debtor, as applicable, objects in writing within ten
(10) business days following the receipt of such notice, such exercise shall only be allowed upon order of the Bankruptcy Court. In the absence of timely objection, the Claimant may implement the proposed setoff or recoupment against the Claim held by the Estate.

15.4.       Insurance.

      Confirmation and consummation of the Plan shall have no effect on insurance policies of the Debtor in which the Debtor or any of the Debtor's Representatives (whether current or former officers or directors of the Debtor) is or was the insured party; the Reorganized Debtor shall become the insured party under any such policies without the need of further documentation other than the Plan and entry of the Confirmation Order. Each insurance company is prohibited from, and the Confirmation Order shall include an injunction against, denying, refusing, altering or delaying coverage on any basis regarding or related to the Debtor's bankruptcy, the Plan or any provision within the Plan.

15.5.       Exculpation.

      Neither the Debtor, the Reorganized Debtor, the Trustee, the Committee, the Secured Indenture Trustee, the Collateral Agent or the Unsecured Indenture Trustee, or any of their respective Representatives, shall have or incur any liability to any holder of a Claim or Equity Interest for any act, event or omission in connection with, or arising out of, the Chapter 11 Case, the confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct and gross negligence. This provision shall not be interpreted to release the Debtor's officers or directors from liability related to prepetition acts or omissions, and the Debtor's current and former officers and directors shall not be released for pre-petition acts and omissions unless specifically provided in this Plan.

15.6.       De Minimis Distributions.

      No distribution of less than $25.00 shall be required to be made to any holder of an Allowed Claim. Such undistributed amount may be retained by the Reorganized Debtor.

15.7.       Payment of Statutory Fees.

      The Debtor shall timely pay on the Effective Date all pre-confirmation fees owed to the United States Trustee pursuant to 28 U.S.C. Section 1930(a)(6). After the Effective Date, the Reorganized Debtor shall timely pay post-confirmation fees owed to the United States Trustee and assessed pursuant to 28 U.S.C. Section 1930(a)(6) until such time as the Bankruptcy Court enters a final decree closing the Case, or enters an order either converting the Case to chapter 7 or dismissing the Case. After the Effective Date, the Reorganized Debtor, on or before the last day of the month after each calendar quarter, shall file with the Bankruptcy Court and shall transmit to the United States Trustee a true and correct statement, in a format prescribed by the United States Trustee, of all disbursements made by the Reorganized Debtor for each quarter, or portion thereof, that the Case remains open.

15.8.       Bankruptcy Restrictions.

      From and after the Effective Date, the Debtor and, after the Effective Date, the Reorganized Debtor shall no longer be subject to the restrictions and controls provided by the Bankruptcy Code or Rules (e.g., section 363, section 364, rule 9019), the Bankruptcy Court, or the United States Trustee's guidelines. The Reorganized Debtor may compromise claims and controversies post-Effective Date without the need of notice or Bankruptcy Court approval. The Reorganized Debtor may operate the Debtor's business in such manner as is consistent with companies not in bankruptcy without the need of seeking Bankruptcy Court approval with regard to any aspect of the Reorganized Debtor's business. No monthly operating reports will be filed after the Effective Date; however, the Reorganized Debtor shall provide the U.S. Trustee such financial reports as the U.S. Trustee may reasonably request until the entry of a final decree.

15.9.       Binding Effect.

      The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims, and the holders of Equity Interests, and all of their respective successors and assigns; provided, however, that if the Plan is not confirmed, the Plan shall be deemed null and void and nothing contained herein shall be deemed (a) to constitute a waiver or release of any Claims by the Debtor, the Trustee or any other person, (b) to prejudice in any manner the rights of the Debtor, the Trustee or any other person or (c) to constitute any admission by the Debtor, the Trustee or any other person.

15.10.      Governing Law.

      Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or the law of the jurisdiction of organization of any entity, the internal laws of the State of Texas shall govern the construction and implementation of the Plan and any agreements, documents and instruments executed in connection with the Plan or the Chapter 11 cases, including the documents executed pursuant to the Plan.

15.11.      Modification of Plan.

      The Trustee may propose modifications of the Plan in writing at any time before the Confirmation Date, provided that (a) the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code and (b) the Trustee shall have complied with Section 1125 of the Bankruptcy Code. The Plan may be modified at any time after the Confirmation Date and before substantial consummation by the Proponent, provided that (i) the Plan, as modified, meets the requirements of Sections 1122 and 1123 of the Bankruptcy Code, (ii) the Bankruptcy Court, after notice and a hearing, confirms the Plan as modified, under Section 1129 of the Bankruptcy Code and (iii) the circumstances warrant such modifications. A holder of a Claim or Equity Interest that has accepted or rejected the Plan shall be deemed to have accepted or rejected, as the case may be, such Plan as modified, unless, within the time fixed by the Bankruptcy Court, such holder changes its previous acceptance or rejection.

15.12.      Severability.

      Should the Bankruptcy Court determine that any provision of the plan is unenforceable either on its face or as applied to any Claim or Equity Interest or transaction, the Trustee may modify the Plan in accordance with Section 15.12 of the Plan so that such provision shall not be applicable to the holder of any Claim or Equity Interest. Such a determination of unenforceability shall not (a) limit or affect the enforceability and operative effect of any other provision of the Plan or (b) require the resolicitation of any acceptance or rejection of the Plan.

15.13.      Closing the Case.

      Upon the Plan being substantially consummated and, upon motion by the Reorganized Debtor, a final decree entered containing such provisions as may be equitable, the Court may close the Case, but retain jurisdiction to hear and decide any and all pending adversary proceedings, applications and contested matters, including any remands of appeals; any and all pending objections to Claims or the allowance, including with respect to the classification, priority, estimation or payment of any Claim; any and all pending Fee Applications or other matters as so designated in the Plan.

         DATED:   August 2, 2003
                  Houston, Texas

                                           /s/ Ben B. Floyd
                                           -------------------------------------
                                           Ben B. Floyd, Trustee

OF COUNSEL:

Randall A. Rios
Thomas S. Henderson

Floyd, Isgur, Rios & Wahrlich, P.C.
700 Louisiana, Suite 4600
Houston, Texas 77002-2732
Tel: 713-222-1470
Fax: 713-222-1475

ATTORNEYS FOR BEN B. FLOYD, TRUSTEE

                        EXHIBIT A TO SECOND AMENDED PLAN
                               OF REORGANIZATION

EXHIBIT A
SEVEN SEAS PETROLEUM
UPDATED JUNE 5, 2003

------------------------------------------------------------------------------------------------------------------------------------
                                BALANCES AS OF           APPROVAL                                                             2003
                                     3-JUN            6-JUN - 15-JUL    15-JUL    31-JUL     AUG-SEPT 30    OCT-DEC (Q4)     SUMMARY
Columbian Peso Accounts       A.           416                                                                                  416

Balance of all USD Accounts   B.        12,391                                                                               12,391
------------------------------------------------------------------------------------------------------------------------------------
TOTAL BEGINNING BALANCE*                12,807                                                                               12,807
------------------------------------------------------------------------------------------------------------------------------------
Total G&A (HOU and BOG)       C.                              (306)                 (176)           (172)           (18)       (672)

Remaining E-2 Payables                                        (213)                                                            (211)

E-2 P&A Costs                 E.                                                  (1,249)                                    (1,249)

War Tax                       F.                              (192)                                                            (192)

Estate Professional and US
  Trustee Fees                G.                                           (456)    (260)            (30)           (10)       (756)

Trustee Fees                  I.                                                                    (300)                      (300)

Payment to Andrews and Kurth  J.                                            (45)                                                (45)

Payment to CHK                                                           (8,750)                                             (8,750)
------------------------------------------------------------------------------------------------------------------------------------
ADJUSTED END OF MONTH CASH BALANCE      21,807              12,098        2,847    1,162             660            632         632
------------------------------------------------------------------------------------------------------------------------------------
Rosablanca Contingent
  Liability                   K.          (164)                                                                                (164)
------------------------------------------------------------------------------------------------------------------------------------
END OF PERIOD CASH BALANCE              12,643              11,934        2,683      998             496            468         468
------------------------------------------------------------------------------------------------------------------------------------

A. Peso balances will be liquidated to cover Colombian payables before July 15. Balance estimate is based on 6/4 actual, minus outstanding checks

B. Includes all USD accounts: Sterling Bank Accounts, all amounts net of outstanding checks as of May 15

C. G&A includes Houston and Bogota. See Houston and Bogota Budgets for details. Assumes all employees maintained at current compensation until Jul 31 in Houston, August 31 in Bogota

E. See schedule 6 of the Bogota budget, E-2 P&A costs, for details

F. Estimated fourth and final installment on the Colombian war tax due in June 2003

G. Estate professional fees are based on actual invoices for Feb and March ($369K), and are assumed to be paid when the global settlement is reached. April, June, and July are estimates based on information previously provided from Trustee and Counsel. Andrews and Kurth is entitled to contingency fees as approved by the Bankruptcy Court although it remains undetermined if they have a priority claim

I. $300K Trustee fee payable on emergence from bankruptcy on Sept. 30, 2003

J. Agreed upon payment to Andrews and Kurth per Draft Global Settlement
   Agreement

K. Estimated contingent liability for failure to drill the Rosablanca Prospect. Liability has been reduced by $304K to account for A&Ks $250K payment and increased legal/professional estimates based on invoices on hand as of May 15th and maintain EOY balance at $350K.

EXHIBIT A ASSUMPTIONS

Houston employees are assumed to stay on at base pay through Jul 31, 2003.

Six Bogota employees are assumed to stay on at base pay through August 31, 2003, all other BOG staff will be released on 5/31

Marcela Vaca will move into a consulting role effective 6/1/03

Colombian peso balances will be liquidated by 7/15

Houston/Bogota G&A assumes that all payables are paid at end of month. Only mid-month G&A outflow is Houston Payroll

Costs beyond 12/31/03 have not been included in the budget and will represent a reduction to the contingency reserve

Contested Estate Professional Fees of $369K, CHK payment of $8,750K, and A&K payment of $45K will be paid on effective date of Global Settlement